Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS SECOND
QUARTER 2006 EARNINGS

July Comparable Sales Results Announced;
2006 Earnings Guidance Updated

Highlights

•                  Second quarter earnings per share of $0.46 in 2006 vs. $0.32 in 2005 ($0.34 in 2006 vs. $0.32 in
2005, excluding the consolidation of the company’s franchisee-owned cheese purchasing entity, BIBP Commodities Inc. (BIBP)).

•                  36 net restaurant openings during the quarter, including 17 restaurant closures in Mexico.

•                  Domestic system-wide comparable sales for the quarter increased 4.7%.

•                  Domestic system-wide comparable sales for July increased 4.4%.

•                  Earnings guidance for 2006 updated to a range of $1.42 to $1.46 per share.

Louisville, Kentucky (August 1, 2006) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $241.6 million for the second quarter of 2006, representing an increase of 1.2% from revenues of $238.7 million for the same period in 2005. Net income for the second quarter of 2006 was $15.3 million, or $0.46 per share (including a net gain of $4.0 million, or $0.12 per share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity), compared to last year’s net income of $10.9 million, or $0.32 per share (including a net loss of $117,000, which had no impact on earnings per share, from the consolidation of BIBP). Excluding the impact of BIBP, pre-tax income from continuing operations for the second quarter of 2006 increased $1.2 million, or $0.02 per share, after-tax, from the corresponding 2005 period.

As discussed below, revenues were $483.9 million for the six months ended June 25, 2006, representing a decrease of 0.7% from revenues of $487.3 million for the same period in 2005. Net income for the six months ended June 25, 2006 was $31.3 million, or $0.93 per share (including net income of $7.4 million, or $0.22 per share, from the consolidation of BIBP), compared to last year’s net income of $20.8 million, or $0.62 per share (including a net loss of $1.1 million, or $0.03 per share, from the consolidation of BIBP). Excluding the impact of BIBP, pre-tax income from continuing operations increased $4.1 million, or $0.08 per share, after-tax, from the corresponding 2005 period.

“Our second quarter results were very good, with our system now posting positive domestic comp sales for the nineteenth consecutive month,” commented Papa John’s president and chief executive officer, Nigel Travis. “Our system continues to outperform the competition in a very challenging environment, even as we continue to make both domestic and international investments to sustain our long-term growth.”

Revenues Comparison

The primary reasons for the $2.9 million increase or 1.2% in revenues for the second quarter of 2006, as compared to the same period in 2005, were a $5.5 million increase in commissary revenues reflecting increased volumes, and an increase in domestic franchise royalties of $1.1 million as a result of the 4.7% increase in comparable sales and additional equivalent units for the quarter. These increases were partially offset by a decrease in company-owned restaurant revenues of $5.1 million as the 4.6% increase in comparable sales for the quarter was more than offset by a decline in the number of company-owned units resulting from the sale of the 84 company units to a new franchisee at the beginning of the fourth quarter of 2005.

For the six-month period ending June 25, 2006, consolidated revenues declined $3.4 million, or 0.7%, primarily due to a decline of $9.1 million in company-owned restaurant revenues, reflecting the previously mentioned sale of 84 company units. In addition, revenues from restaurants classified as variable interest entities (VIEs) declined $2.3 million reflecting the sale of 19 restaurants at the beginning of the second quarter of 2005 by one of the franchisees to a third party, eliminating the VIE classification under Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46), and the related consolidation of the operating results of such restaurants at that time. These decreases were partially offset by an increase in commissary revenues of $7.3 million and domestic franchise royalties of $1.9 million. The revenue increases in the commissary operations and franchise royalties occurred for the same reasons mentioned above for the second quarter-only results.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the second quarter of 2006 was $24.2 million compared to $16.5 million for the corresponding period in 2005. For the six months ended June 25, 2006, pretax income was $49.0 million compared to $31.5 million for the corresponding period in 2005. Excluding the impact of the consolidation of BIBP, second quarter 2006 pre-tax income from continuing operations was $17.9 million, an increase of $1.2 million over 2005 comparable results, and pretax income for the six months ended June 25, 2006 was $37.3 million, an increase of $4.1 million over 2005 comparable results. The increase of $1.2 million and $4.1 million, respectively, in pre-tax income from continuing operations for the three- and six-month periods ended June 25, 2006 (excluding the consolidation of BIBP) is principally due to the following (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment.   Domestic company-owned restaurants’ operating income increased $2.1 million and $6.9 million for the three- and six-months ended June 25, 2006, primarily due to fixed cost leverage and related margin improvement, including the benefit associated with our company-owned restaurants implementing a delivery charge in June 2005, associated with the noted increase in comparable sales for the period.

•                  Domestic Commissary Segment.   Domestic commissaries’ operating income increased approximately $2.1 million and $2.5 million for the three- and six-month periods ended June 25, 2006, respectively, primarily due to the margin on increased sales volumes, including second quarter sales to Six Flags, Inc. as part of our multi-year strategic marketing alliance and partnership agreement that was announced in late March 2006.

•                  Domestic Franchising Segment.   Domestic franchising operating income increased approximately $531,000 and $738,000 for the three- and six-month periods ended June 25, 2006, respectively, primarily as a result of an increase in royalties due to an increase in comparable sales (see below) and the royalties from the 84 restaurants that were purchased by a franchisee from corporate at the beginning of the fourth quarter of 2005. The increase in royalties during 2006 was partially offset by an increase in administrative costs related to the field organizational restructuring implemented in late 2005 to better drive our domestic franchise operations.

•                  International Segment.   The international segment, which excludes the Perfect Pizza operations that were sold in March 2006, reported operating losses of $2.4 million and $4.8 million for the three- and six-month periods ended June 25, 2006, respectively, as compared to operating losses of $685,000 and $1.5 million for the corresponding 2005 periods. The decrease in operating results is principally due to increased costs related to the continued development of our support infrastructure throughout the international segment, including the United Kingdom, to support the accelerated development of both company-owned and franchised Papa John’s branded restaurants in our international markets. In addition, the company incurred a $470,000 charge in the second quarter related to costs associated with management reorganization with one of our International operating units. As reflected in our earlier guidance, the increase in year-over-year operating losses in the international segment is expected to continue throughout the remainder of 2006.

•                  All Others Segment.   The operating income for the “All others” reporting segment increased approximately $332,000 and $1.0 million for the three and six months ended June 25, 2006, respectively, as compared to the corresponding 2005 periods, primarily due to improved operating results from our insurance business and our partnership development activities.

•                  Unallocated Corporate Segment.   The unallocated corporate expenses increased $2.0 million and $3.2 million for the three and six months ended June 25, 2006, respectively, as compared to the corresponding prior year periods. Increased marketing efforts, including our multi-year marketing agreement with Six Flags, Inc., resulted in additional costs of $1.0 million and $1.7 million for the three- and six-month periods ending June 25, 2006 as compared to corresponding 2005 periods. In addition, we incurred additional equity compensation and executive performance unit incentive plan expense, as follows.

Stock options were awarded to the majority of management in late March 2005 and April 2006 with a two-year cliff vesting provision. The company also granted approximately 28,000 shares of performance-based restricted stock to employees with a performance period of three years. There were no such stock options or restricted stock awarded in 2004 that vested in 2005 or subsequent years. Stock compensation expense recognized for the three- and six-month periods ending June 25, 2006 was $1.2 million and $1.9 million, respectively, as compared to $700,000 and $900,000 for the corresponding 2005 periods.

Additionally, performance units were awarded in 2005 and 2006 with each award having a three-year performance period (none awarded prior to 2005). Further, the ultimate cost associated with the performance units is based on the company’s ending stock price and total shareholder return relative to a peer group over the three-year performance period ending in December 2007 for the 2005 program and December 2008 for the 2006 program, with the awards paid in cash at the end of the respective performance periods. The estimated ultimate cost associated with the 2005 program increased significantly throughout 2005 as a result of our stock price performance during the year. Therefore, the allocable portion of the estimated cost of the 2005 units recorded in the first and second quarters of 2006 was substantially larger than that recorded in the corresponding 2005 periods. The total expense related to the 2005 and 2006 performance unit programs was approximately $600,000 in the second quarter of 2006 as compared to $180,000 in the second quarter of 2005 and $1.4 million for the six months ending June 25, 2006 as compared to $330,000 for the corresponding 2005 period.

The decline in net interest expense for the three- and six-month periods ended June 25, 2006, as compared to the corresponding 2005 periods, is principally due to a decrease in our average outstanding debt balance.

The income tax rate was 37.0% for both the second quarter of 2006 and the second quarter of 2005.

Cash Flow

Cash flow from continuing operations was $37.2 million in the first six months of 2006 as compared to $36.5 million for the comparable period in 2005. The consolidation of BIBP increased cash flow from operations by approximately $11.7 million in 2006 and reduced cash flow from operations by approximately $1.8 million in 2005. Excluding the impact of the consolidation of BIBP, cash flow from continuing operations decreased $12.8 million in the first six months of 2006 as compared to the corresponding 2005 period, primarily due to unfavorable working capital changes with accounts receivable and income taxes. The 2005 operating cash flows were favorably impacted by the collection of unusually high accounts receivable balances at the end of 2004. In addition, the decrease in cash flow from continuing operations, excluding the impact of the consolidation of BIBP, occurred due to the classification in 2006 of $4.5 million of excess tax benefits related to the exercise of non-qualified stock options from operating activities to financing activities as required by Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.

Form 10-Q Filing

See the Management Discussion & Analysis section of our second quarter Form 10-Q filed with the Securities and Exchange Commission for additional information concerning the operating results and cash flows for the six-month period ended June 25, 2006.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the second quarter increased 4.7% (composed of a 4.6% increase at company-owned restaurants and a 4.7% increase at franchised restaurants). Comparable results for the second quarter of 2006 were unfavorably impacted by approximately 0.4% due to the timing of the Easter holiday weekend, which has lower sales volumes than a typical weekend. The Easter holiday occurred in the March period in 2005 and in the April period in 2006. Total system-wide international sales for Papa John’s branded units increased 23.2% for the quarter, on a constant U.S. dollar basis, over the comparable period last year.

Domestic system-wide comparable sales for the six months ended June 25, 2006 increased 4.4% (composed of a 5.3% increase at company-owned restaurants and a 4.2% increase at franchised restaurants). Total system-wide international sales for Papa John’s branded units increased 26.0% on a year-to-date basis, on a constant U.S. dollar basis, over the comparable period last year.

The company today announced that domestic system-wide comparable sales for the four weeks ended July 23, 2006 increased approximately 4.4% (composed of a 3.1% increase at company-owned restaurants and a 4.7% increase at franchised restaurants). Total system-wide international sales for Papa John’s branded units increased 29.2% for the four weeks ended July 23, 2006, on a constant U.S. dollar basis, over the comparable period last year.

During the second quarter of 2006, 40 domestic (four company-owned and 36 franchised) and 28 international franchised restaurants were opened and 12 domestic and 20 international restaurants were closed (all were franchised Papa John’s restaurants). The international closings for the quarter included 17 franchise restaurants in Mexico as discussed further below.

At June 25, 2006, there were 2,960 Papa John’s restaurants (516 company-owned and 2,444 franchised) operating in 49 states and 24 countries. The company-owned unit count includes 114 restaurants operated in majority-owned domestic joint venture arrangements, the operations of which are fully consolidated into the company’s results.

Acquisition Activity

As previously disclosed, the company announced the acquisition of 43 franchised restaurants in the Phoenix and Flagstaff, Arizona markets effective July 24, 2006. The purchase price was $18.4 million, subject to certain post-closing adjustments. It is not expected that this acquisition will significantly impact operating income for the remainder of 2006 as management transition costs are expected to substantially offset incremental unit level operating income during this time frame. We expect to open an additional four to six restaurants in this market over the next two to three years.

International Update

A total of 28 restaurants were opened in all international markets during the quarter, of which 14 were located in our fastest growing markets of Korea and China. As of June 25, 2006, we had a total of 83 franchised restaurants open and contractual agreements for an additional 407 Papa John’s restaurants to be opened over the next eight years in these two countries. We also have a 100-unit development agreement for Northern India, of which two units were opened during the second quarter of 2006. Our total international development pipeline as of June 25, 2006 included 825 restaurants expected to open over the next ten years.

In the fourth quarter of 2005, we terminated the master franchise agreement in Mexico. In the first quarter of 2006, 17 franchised and subfranchised restaurants in Mexico were closed, and an additional 17 restaurants closed in early April. The royalty income earned from the 34 closed restaurants was not material to our consolidated operating results.

We are committed to the development of Mexico as an important international market as demonstrated by our acquisition during the second quarter of three franchised restaurants and a commissary in Mexico City. We plan to open an additional 20 to 25 company-owned restaurants in Mexico City during the next three years. We are also in active negotiations with potential franchisees in Mexico City and other regions of the country.

As noted in our first quarter Form 10-Q filing, the company sold its Perfect Pizza operations, consisting of the franchised units and related distribution operations on March 8, 2006. In accordance with U.S. generally accepted accounting principles, we have classified the Perfect Pizza operating results, including directly associated G&A expenses, as “discontinued operations” for both 2006 and 2005. The following summarizes the discontinued operations for 2006 and 2005 (in 000’s):

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2006	2005	2006	2005
Net sales	$—	$3,459	$2,421	$7,196

Pre-tax income	—	720	617	1,621

Net income	—	453	389	1,021

Share Repurchase Activity

The company repurchased approximately 928,000 shares of its common stock at an average price of $31.91 per share, or a total of $29.6 million, during the second quarter of 2006, and 1.6 million shares of its common stock at an average of $31.45 per share, or a total of $51.7 million, during the first six months of 2006. A total of 273,000 and 710,000 shares of common stock were issued upon the exercise of stock options for the three- and six-month periods ended June 25, 2006. Subsequent to the second quarter 2006, through July 23, 2006, the company repurchased an additional 216,000 shares of common stock at an average price of $31.82 per share.

As a result, there were 33.3 million diluted weighted average shares outstanding for the second quarter of 2006 as compared to 33.7 million for the same period in 2005. Approximately 32.1 million actual shares of the company’s common stock were outstanding as of June 25, 2006. The company’s board of directors has authorized the repurchase of up to an aggregate $575.0 million of common stock through December 31,

2006, and through July 23, 2006, approximately 36.6 million shares have been repurchased at a total cost of $554.5 million (average price of $15.17).

The company’s share repurchase activity increased earnings per share from continuing operations by $0.02 and $0.04 for the three- and six-month periods ending June 25, 2006, respectively.

2006 Earnings Guidance Updated

In connection with the first quarter earnings release, the company revised the original guidance for the 53-week year, excluding the impact of the consolidation of BIBP, to a range of $1.40 to $1.46. Based upon actual second quarter operating results and July sales results, the company is updating its 2006 EPS guidance to a range of $1.42 to $1.46. Our determination of our updated earnings guidance for 2006 included the following factors:

•                  Expected transition and infrastructure costs and unit level operating losses associated with the planned investment in Mexico as noted above, and other domestic and international development opportunities currently being pursued.

•                  The continued year-over-year increase in equity compensation costs in the third and fourth quarters for reasons as explained for the first two quarters of 2006.

The above full-year 2006 guidance anticipates that third quarter earnings per share will increase slightly on a year-over-year basis. As previously disclosed, the impact of the additional week of operations in the fourth quarter of 2006 is expected to increase earnings per share by $0.07, as reflected in the above earnings guidance range.

The updated full-year guidance assumes domestic comparable sales will increase 3% to 5% for the year. Total sales growth for international Papa John’s branded units is expected to be in the range of 25% to 30%. Worldwide net unit growth is expected to be 135 to 170 units, which is consistent with previous guidance. The international sales growth and unit closings take into consideration the 34 unit closings in Mexico that occurred in the first and second quarter of 2006, as previously noted.

The overall operating margin is expected to be in the range of 8.3% to 8.7%.  There are no other significant changes in the key operating assumptions we provided in our press release dated December 8, 2005.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; increases in or sustained high levels of food, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; economic, political and health conditions in the countries in which the company or its franchisees operate; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Our international operations are subject to additional factors, including currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, August 2, 2006, at 10:00 AM EDT to review second quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 for participation in the question and answer session. International participants may dial 706-679-8452.

The conference call will be available for replay beginning Wednesday, August 2, 2006 at approximately noon through Friday, August 4, 2006, at midnight EDT. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 5719280). International participants may dial 706-645-9291 (passcode 5719280).

Summary Financial Data
Papa John’s International, Inc.

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
(In thousands, except per share amounts)	2006	2005	2006	2005

Revenues	$241,593	$238,675	$483,942	$487,312

Income from continuing operations before income taxes (1)	$24,232	$16,535	$49,015	$31,451

Net income	$15,266	$10,870	$31,268	$20,835

Diluted earnings per share	$0.46	$0.32	$0.93	$0.62

Diluted weighted-average shares outstanding	33,309	33,746	33,632	33,716

EBITDA (A)	$31,102	$24,743	$62,871	$48,128

(1)   See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income before income taxes.

The following is a summary of our income (loss) from continuing operations before income taxes:

Domestic company-owned restaurants	$8,149	$6,021	$17,450	$10,578
Domestic commissaries	8,511	6,400	15,865	13,352
Domestic franchising	12,737	12,206	25,751	25,013
International	(2,418)	(685)	(4,759)	(1,542)
VIEs, primarily BIBP	6,303	(185)	11,692	(1,780)
All others	1,218	886	2,717	1,673
Unallocated corporate expenses	(9,935)	(7,904)	(18,819)	(15,582)
Elimination of intersegment profits	(333)	(204)	(882)	(261)
Income from continuing operations before income taxes
	$24,232	$16,535	$49,015	$31,451

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$31,102	$24,743	$62,871	$48,128
Income tax expense	(8,966)	(6,118)	(18,136)	(11,637)
Interest expense	(631)	(1,313)	(1,432)	(2,815)
Investment income	364	369	740	746
Depreciation and amortization	(6,603)	(7,264)	(13,164)	(14,608)
Income from discontinued operations, net of tax	—	453	389	1,021
Net income	$15,266	$10,870	$31,268	$20,835

(A)                                 EBITDA represents operating performance from continuing operations before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

*   *   *   *

As of July 23, 2006, Papa John’s had 2,956 restaurants (517 company-owned and 2,439 franchised) operating in 49 states and 24 countries. For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 25, 2006	June 26, 2005	June 25, 2006	June 26, 2005
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$105,424	$110,558	$212,164	$221,272
Variable interest entities restaurant sales	2,691	2,293	5,137	7,460
Franchise royalties	13,964	12,908	28,202	26,273
Franchise and development fees	593	807	1,181	1,510
Commissary sales	100,968	95,496	203,660	196,408
Other sales	12,202	12,059	23,072	25,451
International:
Royalties and franchise and development fees	1,839	1,469	3,296	3,027
Restaurant and commissary sales	3,912	3,085	7,230	5,911
Total revenues	241,593	238,675	483,942	487,312

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	19,650	23,585	40,528	48,825
Salaries and benefits	31,252	34,205	62,753	68,344
Advertising and related costs	9,821	9,946	19,013	19,557
Occupancy costs	6,364	6,561	12,526	13,161
Other operating expenses	13,774	14,025	27,577	28,091
Total domestic Company-owned restaurant expenses	80,861	88,322	162,397	177,978

Variable interest entities restaurant expenses	2,224	1,931	4,331	6,543

Domestic commissary and other expenses:
Cost of sales	81,866	78,477	165,409	160,905
Salaries and benefits	7,851	7,089	15,316	14,543
Other operating expenses	11,282	12,234	22,422	26,404
Total domestic commissary and other expenses	100,999	97,800	203,147	201,852

Loss (income) from the franchise cheese-purchasing program, net of minority interest	(5,189)	(167)	(9,765)	842
International operating expenses	3,883	2,833	7,306	5,542
General and administrative expenses	26,386	21,908	50,630	43,205
Minority interests and other general expenses	1,327	1,305	3,025	3,222
Depreciation and amortization	6,603	7,264	13,164	14,608
Total costs and expenses	217,094	221,196	434,235	453,792

Operating income	24,499	17,479	49,707	33,520
Net interest expense	(267)	(944)	(692)	(2,069)
Income from continuing operations before income taxes	24,232	16,535	49,015	31,451
Income tax expense	8,966	6,118	18,136	11,637

Income from continuing operations	15,266	10,417	30,879	19,814
Income from discontinued operations, net of tax	—	453	389	1,021
Net income	$15,266	$10,870	$31,268	$20,835

Basic earnings per common share:
Income from continuing operations	$0.47	$0.31	$0.94	$0.60
Income from discontinued operations	—	0.01	0.01	0.03
Basic earnings per common share	$0.47	$0.32	$0.95	$0.63

Earnings per common share—assuming dilution:
Income from continuing operations	$0.46	$0.31	$0.92	$0.59
Income from discontinued operations	—	0.01	0.01	0.03
Earnings per common share—assuming dilution	$0.46	$0.32	$0.93	$0.62

Basic weighted average shares outstanding	32,589	33,336	32,855	33,258
Weighted average shares outstanding—assuming dilution	33,309	33,746	33,632	33,716

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 25,	December 25,
	2006	2005
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$10,494	$22,098
Accounts receivable	21,371	21,300
Inventories	24,444	26,030
Prepaid expenses and other current assets	12,501	13,456
Deferred income taxes	7,117	7,085
Assets of discontinued operations held for sale	—	2,039
Total current assets	75,927	92,008

Investments	3,765	6,282
Net property and equipment	179,983	178,447
Notes receivable	11,443	7,667
Deferred income taxes	927	1,899
Goodwill	41,306	41,878
Other assets	16,815	13,772
Assets of discontinued operations held for sale	—	8,609
Total assets	$330,166	$350,562

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,228	$28,937
Income and other taxes	16,432	16,862
Accrued expenses	50,889	49,634
Current portion of debt	9,900	6,100
Total current liabilities	102,449	101,533

Unearned franchise and development fees	6,509	7,256
Long-term debt, net of current portion	35,514	49,016
Other long-term liabilities	27,752	31,478
Total liabilities	172,224	189,283

Total stockholders’ equity	157,942	161,279
Total liabilities and stockholders’ equity	$330,166	$350,562

Note:

The balance sheet at December 25, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(In thousands)	June 25, 2006	June 26, 2005

Operating activities
Income from continuing operations	$30,879	$19,814
Adjustments to reconcile income from continuing operatons to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,887	1,327
Depreciation and amortization	13,164	14,608
Deferred income taxes	212	(753)
Stock-based compensation expense	1,882	912
Excess tax benefit related to exercise of non-qualified stock options	(4,500)	—
Other	3,556	2,602
Changes in operating assets and liabilities:
Accounts receivable	(2,274)	4,549
Inventories	1,586	1,221
Prepaid expenses and other current assets	938	4,272
Other assets and liabilities	(4,885)	(1,170)
Accounts payable	(3,709)	(7,944)
Income and other taxes	(430)	(3,088)
Accrued expenses	(354)	325
Unearned franchise and development fees	(747)	(148)
Net cash provided by operating activities from continuing operations	37,205	36,527
Operating cash flows from discontinued operations	414	1,301
Net cash provided by operating activities	37,619	37,828

Investing activities
Purchase of property and equipment	(14,068)	(6,658)
Proceeds from sale of property and equipment	26	44
Purchase of investments	(2,014)	(5,397)
Proceeds from sale or maturity of investments	4,472	5,800
Loans to franchisees and affiliates	(4,616)	(2,770)
Loan repayments from franchisees and affiliates	6,410	3,630
Acquisitions	(1,200)	—
Proceeds from divestiture of discontinued operations	8,020	—
Net cash used in investing activities	(2,970)	(5,351)

Financing activities
Net repayments on line of credit facility	(13,500)	(29,300)
Net proceeds from short-term debt - variable interest entities	3,800	225
Proceeds from issuance of common stock	—	1,000
Excess tax benefit related to exercise of non-qualified stock options	4,500	—
Proceeds from exercise of stock options	10,450	16,857
Acquisition of common stock	(51,728)	(13,932)
Other	172	(123)
Net cash used in financing activities	(46,306)	(25,273)

Effect of exchange rate changes on cash and cash equivalents	53	(109)
Change in cash and cash equivalents	(11,604)	7,095
Cash and cash equivalents at beginning of period	22,098	14,698

Cash and cash equivalents at end of period	$10,494	$21,793

Restaurant Progression

Papa John’s International, Inc.

	Second Quarter Ended June 25, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	506	3	2,101	314	2,924
Opened	4	—	36	28	68
Closed	—	—	(12)	(20)	(32)
Acquired	—	3	—	—	3
Sold	—	—	—	(3)	(3)
End of Period	510	6	2,125	319	2,960

	Second Quarter Ended June 26, 2005
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	569	1	2,001	274	2,845
Opened	1	—	29	23	53
Converted	—	—	—	1	1
Closed	—	—	(18)	(6)	(24)
Acquired	2	—	2	—	4
Sold	(2)	—	(2)	—	(4)
End of Period	570	1	2,012	292	2,875

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	114	114
Opened	—	—	—	2	2
Converted	—	—	—	(1)	(1)
Closed	—	—	—	(1)	(1)
End of Period	—	—	—	114	114

Note:   The PJUK Perfect Pizza operations were sold in March 2006.

Restaurant Progression
Papa John’s International, Inc.

	Six Months Ended June 25, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	502	2	2,097	325	2,926
Opened	6	1	56	40	103
Closed	(1)	—	(25)	(43)	(69)
Acquired	3	3	—	—	6
Sold	—	—	(3)	(3)	(6)
End of Period	510	6	2,125	319	2,960

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total

Perfect Pizza restaurants
Beginning of period	—	—	—	112	112
Closed	—	—	—	(3)	(3)
Sold	—	—	—	(109)	(109)
End of Period	—	—	—	—	—

	Six Months Ended June 26, 2005
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	1	1,997	263	2,829
Opened	2	—	52	39	93
Converted	—	—	—	1	1
Closed	—	—	(37)	(11)	(48)
Acquired	2	—	2	—	4
Sold	(2)	—	(2)	—	(4)
End of Period	570	1	2,012	292	2,875

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	118	118
Opened	—	—	—	3	3
Converted	—	—	—	(1)	(1)
Closed	—	—	—	(6)	(6)
End of Period	—	—	—	114	114